Exhibit 10.32

                                     34175 Ardenwood Blvd

                                     Fremont, CA 94555

                                     (510) 745-1700 – Tele

                                     (510) 745-0493 – Fax

                                     www.ardelyx.com

November 15, 2016

Bryan Shaw

PO Box 2898

Santa Clara, CA 95055

Dear Bryan:

On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the exempt position of Vice President, Corporate Controller reporting to Mark Kaufmann, Chief Financial Officer. This letter sets out the terms of your offer of employment with the Company.

Your first day of full-time employment with Ardelyx is Monday November 21, 2016. Your salary for this position will be $10,208.34 per pay period (equivalent to $245,000.00 on an annualized basis), less applicable taxes and other withholdings in accordance with the Company’s normal payroll procedure.

You will be eligible to participate in various Company equity and benefit plans, including group health insurance, 401(k), and the Employee Stock Purchase Plan. You will earn three weeks of vacation each year. As a Vice President of the Company, you will also receive the change in control and severance benefits available to all Vice Presidents, and a Change in Control Severance Agreement (the “Severance Agreement”) will be provided to you for signature after your first day of employment. The agreement provides benefits in the event of the termination of your employment under certain conditions, including the continuation of your base salary and COBRA healthcare coverage for six (6) months in the event of a covered termination not associated with a change of control, and the payment of a lump sum equal to 75% of the sum of your base salary and your target bonus in the event of a covered termination associated with a change of control, in either case, less applicable withholding. Additional benefits triggered with a covered termination associated with a change of control includes accelerated vesting of your unvested shares, and nine (9) months of COBRA healthcare coverage.

In addition, you will be eligible to participate in our annual bonus plan. This bonus will be awarded at the discretion of the Board of Directors and based on both individual and Company performance. The target bonus for this position is 25% of base salary. This bonus is discretionary and the business and individual objectives are set by you and your manager. For calendar year 2016, your bonus will be pro-rated to reflect your start date as a consultant with Ardelyx in April, 2016.

Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted an option to purchase shares of Company common stock under the Company’s equity incentive plan which stock option shall have an accounting grant date fair value of $350,000.00. Your option will be exercisable at the per share exercise price equal to the fair market value of Ardelyx stock on your option grant date. Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years. and will be subject to the terms and conditions of the Company’s equity incentive plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline. Please note that this employment offer is contingent upon a successful completion of a background check paid for by the company. Negative information may result in the rescission of this offer.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed). Last, you will need to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation , race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement, the non-disclosure, the Severance Agreement and stock option agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return it to Jodi Fraser, Sr. Director, Human Resources (jfraser@ardelyx.com) close of business on Wednesday, November 16, 2016, at which time this offer shall expire.

Bryan, it has been a real pleasure meeting you and all of us here at Ardelyx concur that you are an excellent fit with our team, and we look forward to working with you at Ardelyx.

Sincerely,

Ardelyx, Inc.

By	/s/ Mike Raab
Mike Raab
President and Chief Executive Officer

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: November 15, 2016	/s/ Bryan Shaw
Bryan Shaw

Start Date: November 21, 2016